UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2007 (September 4, 2007)

Mediware Information Systems, Inc.
(Exact name of registrant as specified in its charter)

New York	1-10768	11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11711 West 79th Street, Lenexa, KS	66214
(Address of principal executive officer)	(Zip Code)

Registrant's telephone number, including area code	(913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2007, the Board of Directors of Mediware Information Systems, Inc. (“Mediware”) appointed Mr. Thomas Kelly Mann, 48, to serve as the Chief Executive Officer and President of Mediware.  Mr. Mann was also elected to serve as a member of the Board of Directors of Mediware.

Mann brings 23 years of healthcare, technology and management experience to Mediware.  Most recently, from March 2007 until his recent departure in September 2007, Mr. Mann served as the Senior Vice President of Marketing for 3M Corporation’s Health Information Systems, Inc.   Prior to that Mr. Mann served as the Division’s National Sales and Marketing Director from 2003 to 2007 and from 2001 to 2003, he was the Division’s Six Sigma Master Black Belt.  His vision-driven management style and profound understanding of healthcare issues resulted in rapid promotions through these and other roles in sales, marketing, product management and operational management while at 3M Corporation. His strategic insights during his tenure at 3M were instrumental in growing 3M’s Health Information Systems client base to more than 4,000 healthcare organizations worldwide.

The previously announced resignation of Mr. James Burgess as Chief Executive Officer, President and director of Mediware became effective upon Mr. Mann’s appointment.

Mediware and Mr. Mann also entered into an Employment Agreement effective upon his appointment to reflect the terms and conditions of his employment with Mediware. The Employment Agreement has an initial term expiring June 30, 2010 and renews for successive one-year periods thereafter.  The Employment Agreement provides for an annual base salary of $360,000 (subject to annual review) and a bonus of up to $175,000 per year (pro rated for the period expiring on June 30, 2008).  Twenty percent of the bonus for the June 30, 2008 period, eighty percent of the bonus for the fiscal year ended June 30, 2009 and all of the bonus for the fiscal year ended June 30, 2010 is payable at the sole discretion of the Board of Directors.  The remaining portions of the bonus for the 2008 period and for fiscal 2009 are payable following the filing of Mediware’s Annual Report on Form 10-K for such fiscal year.

Mr. Mann is entitled under the Employment Agreement to participate in or receive additional benefits.  He is entitled to participate in any plans and programs made available to the executive employees of Mediware generally.  Mr. Mann is entitled to $80,000 in cash to reimburse his relocation expenses.  Mr. Mann was also granted 100,000 non-qualified stock options under Mediware’s 2003 Equity Incentive Plan, with an exercise price equal to fair market value on the date of grant, which will vest in equal installments on the first four anniversaries of September 4, 2007, or immediately upon the acquisition of Mediware.  Mr. Mann was also granted 115,000 restricted shares of Mediware’s common stock under Mediware’s 2003 Equity Incentive Plan.

The vesting of Mr. Mann’s restricted stock awards is based 25% on his continued employment and 75% on performance metrics.  The restricted shares based on continued employment (25% of total) will vest on the filing of the Annual Report on Form 10-K for each fiscal year ended June 30, 2008, 2009 and 2010, provided that Mr. Mann is employed with Mediware on each of those dates.  The number of shares that so vest is 3,750 for the Annual Report on Form 10-K for fiscal year ended June 30, 2008 and 12,500 for the Annual Report on Form 10-K for each fiscal year ended June 30, 2009 and 2010.  The remaining 75% of the restricted shares will only vest upon the achievement of certain performance metrics, which are still to be determined by the Compensation Committee and Mr. Mann, upon the filing of the Annual Report on Form 10-K for each fiscal year ended June 30, 2008, 2009 and 2010.  The number of shares that so vest is 11,250 for the Annual Report on Form 10-K for fiscal year ended June 30, 2008 and 37,500 for the Annual Report on Form 10-K for each fiscal year ended June 30, 2009 and 2010.  All unvested restricted shares will be forfeited upon the termination of employment.  Any unvested, but not forfeited, restricted shares shall terminate upon the acquisition of Mediware, and Mr. Mann shall be paid cash for each share equivalent to two times the difference between the price per share of Mediware’s stock paid by the acquirer and the fair market value of Mediware’s common stock on the date of the grant.

In addition to termination for good reason, disability, death or cause, the Agreement may be terminated without cause by Mediware at any time without notice and by Mr. Mann at any time upon 90 days prior written notice.

Under the Agreement, if Mediware terminates Mr. Mann’s employment without cause or if Mr. Mann terminates his employment for good reason, Mediware must continue to pay an aggregate amount equal to his salary and to provide certain health insurance coverage for twelve months after termination or, if earlier, until his employment by another employer.  If a third party terminates Mr. Mann due to the acquisition of Mediware, Mr. Mann will be paid an aggregate amount equal to twelve months salary and to provide certain health insurance coverage.

Mr. Mann has also agreed in the Agreement to a twelve month post-termination covenant not-to-compete, as well as other customary covenants concerning non-solicitation and non-disclosure of confidential information of Mediware.

The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement attached to this report as Exhibit 10.1.  A press release regarding Mr. Mann’s announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01      Financial Statements and Exhibits.

(d)

Exhibit 10.1	Employment Agreement dated as of September 4, 2007, between Mediware Information Systems, Inc. and Thomas Kelly Mann.

Exhibit 99.1	Press Release of Mediware Information Systems, Inc., dated September 4, 2007, announcing Mr. Thomas Kelly Mann as the Chief Executive Officer and President of Mediware.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: September 5, 2007	By:	/s/ Mark B. Williams
Mark B. Williams
Chief Financial Officer